Invest in the everlasting. Green Bonds – Made by KfW. June 2016 Filed pursuant to Rule 433; Registration No. 333-206499

Agenda

Green
Bonds
-
Made
by
KfW
/
June
2016
1
KfW –
commitment
to
sustainability
2
Green Bonds –
Made by
KfW
3
Green Bond issuances
4
Key figures
on KfW and
its
funding
programme
5
Green Bond portfolio
of
KfW

KfW – commitment to sustainability

Green Bonds -
Made by KfW
/ June 2016
KfW in brief
4
›
The promotional bank of the Federal
Republic of Germany, established in
1948 as a public law institution.
›
Benefits from explicit and direct statutory
guarantee and institutional liability from
the Federal Republic of Germany.
›
Regulated by the “Law concerning KfW”
and exempt from corporate taxes.
›
Zero risk weighting of KfW’s
bonds.
(1)
›
Supervision by the German Federal
Ministry of Finance and the German
Financial Supervisory Authority “BaFin”.
›
Subject to certain provisions of German
and European bank regulatory laws by
analogy, in large part with effect from
January 1, 2016.
80%
20%
Shareholders
Bonn
Federal
Republic
of
Germany
German
federal
states
Berlin
Rating
Credit
Aaa
AAA
Moody’s
S&P
(1)
According to the standardized approach of the Capital Requirements Regulation (CRR).
Frankfurt
AAA
Scope
TOP
5
out of
116
out of
412
Sustainability
“Prime”
#
5
oekom
Sustainalytics
imug
(as
of March 31, 2016)

Green Bonds -
Made by KfW
/ June 2016
KfW Group’s business activities
New business 2015: EUR 79.3bn
SME Bank
Promotion of small-
and medium-sized enterprises, business start-
ups and other commercial clients in Germany
Municipal and Private
Client Bank/ Credit
Institutions
Housing programmes, environmental and climate protection, educational finance for private clients in Germany as well as financing for public clients
(e.g., municipalities, regional promotional banks)
Export & project
finance
Customized financing for exports and
project & corporate financing world-wide
Promotion of
developing &
transition countries
KfW’s
public (KfW Development Bank) & private sector (DEG)
development cooperation activities
Capital markets
ABS & Green Bond Portfolio
26%
38%
25%
10%
1%
Based on year-end 2015 data.
Environment
investment
quota:
Domestic
SME quota:
37%
40%
New business for environment and climate
protection in % of total new business volume.
New business for SMEs in % of total new
domestic business volume.

Green
Bonds
-
Made
by
KfW
/
June
2016
Holistic sustainability approach at KfW
Data based on new business 2015.
Lending  business
KfW Group
KfW –
Sustainability principles
Declaration
on
respect
for
human
rights
in
KfW’s
business
activities
Governance & CSR
Sustainable banking
operations
Demographic
change
Environment and
climate protection
Globalisation /
technical progress
Trend-independent
promotional topics
15%
37%
20%
28%
In-house environmental
protection
Responsible
procurement
Stakeholder dialogue &
staff
Sustainable portfolio
management
Public Corporate
Governance Code
Broad sustainability
management system
Prevention of corruption and
money laundering
KfW Foundation

Promotion of
environment
and climate
protection
7
Green Bonds -
Made by KfW / June 2016
New
business
environment
and
climate
protection
2011-2015
EUR in bn
KfW is
one
of
the
world’s largest
financiers
of
environmental investments
with
more
than
EUR 200bn invested
over
the
last 10 years.
0
5
10
15
20
25
30
35
Environment and
climate protection
Demographic
change
Globalisation and
technical progress
Trend-independant
promotional topics
New business 2015 by primary
target
in EUR bn
0%
10%
20%
30%
40%
50%
0
10
20
30
40
60
70
80
90
2011
2012
2013
2014
2015
New business environment and climate protection
New business other primary targets
Environment investment quota
50

Green Bonds – Made by KfW

Green Bonds –
Made by
KfW
Key elements
9
Green Bonds -
Made by KfW
/ June 2016
Ambition
•
To
boost
responsible
investment in capital
markets.
•
To
strengthen
sustainability
dialogue
with
investors.
•
To
attract
new
investors.
•
To
give
impetus
to
the
green
bond
market
via new
quality
standards
and increased
liquidity.
Drivers
•
KfW’s holistic
sustainability
approach.
•
KfW’s long
standing
expertise
in environmental
financing.
•
KfW’s support
of
the
UN
Principles
for
Responsible
Investment.
•
Growing
green
bond
investor
demand.
Goals
•
To
raise
additional funds
for
environmental projects.
•
To
enhance
capital
markets
infrastructure
to
finance
environmental projects.
•
Active
contribution
to
the
fight
against
climate
change.

High credibility
›
Independent
2
nd
opinion
for
KfW’s
Green
Bonds
by
the
experienced,
non-profit research center CICERO
(3)
›
Green Bond rating
"b+" by
sustainability
rating
agency
oekom
research
›
KfW is
among
global ESG
(4)
leaders
›
Excellent
credit
quality, large principal
amount
Environmental and social impact
›
Estimated
GHG
reduction
of
800
tons
(1)
p.a.
per
EUR
1
million
green
bond
investment
›
Creation
and protection
of jobs
›
Reduction
of energy
imports
to
Germany and
fossil fuel
burning
costs
›
Reduction
of
external
costs
(e.g. by avoiding environmental and health damage)
›
Environmental impact
evaluated
by
the
non-profit foundation
ZSW
(2)
Green
Bonds
-
Made
by
KfW
/
June
2016
10
1
2
(1)
Average
value
for
2010-2014
based
on
ZSW
evaluation.
Current
and
future
impact
might
differ
(2)
ZSW:
Center
for
Solar
Energy
and
Hydrogen
Research
Baden-Württemberg
(3)
CICERO:
Center
for
International
Climate
and
Environmental
Research
Oslo
(4) ESG: Environment, Social, Governance
Cicero graded
KfW
Green Bonds as
"dark
green"
which
is
the
best
grade achievable
Green Bonds -
Made by KfW
KfW’s
Green Bonds –
an innovative product

Within
its
“Renewable
Energies –
Standard”
programme, KfW provides
financings
for
facilities
to
generate
electricity
or
electricity
and heat
in
combined
heat
and power stations
from
these
renewable
sources:
11
Qualifying
assets
KfW promotional
programme
“Renewable
Energies –
Standard”
biogas/-mass
wind energy
solar energy
hydropower
›
Private individuals and non-profit organisations
which feed the generated electricity/
heat into the grid
›
Self-employed professionals/farmers
›
German and non-German enterprises majority-owned by private individuals
›
Enterprises in which local authorities, churches or charities hold an interest
›
Investment funds
Who receives
financings?
›
Long-term, low-interest loans
›
Interest rate fixed for ten years, or even longer for the entire term
›
Repayment-free start-up period
›
Up
to
EUR 25 million
loan
amount
and 20 years
repayment
term
›
Financing share of up to 100% of each project’s investment cost
›
Risk-adjusted interest rate
What
makes
this
KfW loan
attractive?
Green
Bonds
-
Made
by
KfW
/
June
2016

Green Bonds
-
Made by KfW
/ June 2016
Qualifying assets
KfW’s commitments for environmental investments 2015: EUR 29,533mn
(1)
Renewable
Energy
Energy
Efficiency
Others
Domestic
International
2015 in EUR bn
5.0
2.6
(1)
Total
volume
of
KfW
Group;
consolidated
by
commitments
in
export
and
project
finance
which
were
refinanced
through
programmes
of
SME
bank
Qualifying
assets
for
KfW
green
bonds
Capital Markets
0.3
Green Bond Portfolio
thereof
Renewable Energy: 22%
Energy Efficiency: 14%
Others: 64%
14.9
3.1
2.7
1.1

Qualifying
assets
KfW promotional
programme
“Renewable
Energies –
Standard”
Green
Bonds
-
Made
by
KfW
/
June
2016
13
Average duration:
8.6 years
Average loan
term:
15.7 years
Statistics
2015
Number
of
projects:
more
than
2,800
Source: KfW
internal calculations
New commitments:
EUR 4.3bn
87%
12%
< 1%
< 1%
Distribution* by renewable energy type
Wind energy
Solar energy
Biogas/-mass
Other
*based on new commitments
under the loan programme
in 2015

Project example: Wind farm
Bendorf -
Oersdorf
KfW promotional
programme
“Renewable
Energies
–
Standard” 2014
Green
Bonds
-
Made
by
KfW
/
June
2016
14
Location
Germany, Schleswig-Holstein, district
Rendsburg-Eckernförde
Completion
2014
Calculated
annual
production
capacity
approx. 39mn KWh electricity
Supply area
11,000 households
Estimated
GHG
reductions
32,379  tons
GHG per annum
Total project
costs
EUR 27.9mn (thereof KfW funds: EUR 21.0mn)

Project example: HP-T Höglmeier
Polymer-Tech GmbH
KfW promotional
programme
“Renewable
Energies
–
Standard” 2014
Location
Germany, Bavaria, district
Weißenburg-
Gunzenhausen, municipality of Raitenbuch
Completion
July
2014
Calculated
annual
production
capacity
945.07 KWh electricity
Supply area
Own
consumption
Estimated
GHG
reductions
127.17 tons
GHG per annum
Total project
costs
EUR 420,000 (thereof KfW funds: EUR 400,000)
Green
Bonds
-
Made
by
KfW
/
June
2016

Green Bonds –
Made by
KfW
Management of
proceeds
16
Green Bonds -
Made by KfW
/ June 2016
Green bonds
in
several
currencies
and sizes
Net
proceeds
from
issuance
Separate Euro
account
on first-in
first-out basis
Green bond
account
Proceeds
used
in
projects
of
standard
renewable
energy
programme
“Renewable
Energies”-
programme
Transparent tracking
Amounts
matching
the
requests
for
disbursements
under
KfW’s
programme
“Renewable
Energies
–
Standard”
will
be
deducted
from
the
balance
of
the
separate
internal
account
on
an
ongoing
basis
(first
in,
first
out).
Proceeds
envisaged
to
be
used
within
the
same
calender
year
as
issuance.
Any
KfW
Green
Bond
will
be
reported
as
fully
allocated
when
the
cumulated
requests
for
disbursements
total
the
net
proceeds
from
the
issuance.
KfW
expects
a
full
allocation
by
the
end
of
the
year
of
issuance.
KfW
expects
the
maturity
of
any
KfW
Green
Bond
will
not
exceed
prior
year’s
average
duration
of
loan
commitments
under
KfW’s
programme
“Renewable
Energies
–
Standard”.

Green Bonds –
Made by
KfW
Reporting
17
Green
Bonds
-
Made
by
KfW
/
June
2016
Sign up for our
newsletter service at
www.kfw.de/greenbonds
Green bond
webpages
(www.kfw.de/greenbonds)
Investor newsletter
Final
impact
report
(ZSW evaluation)
Green bond
reporting
KfW's
quarterly
reporting
contains
information
about:
›
Estimated environmental and social impact of the green bond related projects (ex-ante)
›
Net proceeds of KfW's
green bonds compared with requests for disbursements under the related loan programme
(“Renewable Energies -
Standard”)
›
Requests for disbursements distributed by type of use and region

Green Bonds -
Made by KfW
/ June 2016
Green Bond Principles
"Green Bonds –
Made by KfW" in line with the Green Bond Principles
Green Bond Principles
Requirements
1)
Green
Bonds
–
Made
by
KfW
Use
of
Proceeds
›
Green projects aiming to address areas
such as climate change, natural
resources depletion, loss of biodiversity
and/or pollution control
›
Renewable energy projects under KfW's
programme
"Renewable
Energies
–
Standard"
Process
for
Project
Evaluation and
Selection
›
Transparent decision-making process to
determine the eligible projects
›
External
review
›
High level of transparency through proven loan-
programme "Renewable Energies –
Standard"
›
Independent 2    opinion provided by CICERO²
)
:
KfW green bonds achieved the best grade "dark green"
Management of
Proceeds
›
Traceable management of proceeds
within the issuing organization
›
External review
›
Net proceeds are
allocated to an internal account
exclusively used for disbursements under the
programme "Renewable Energies –
Standard"
›
Independent 2    opinion by CICERO
2)
and rating by
oekom
3)
: rated KfW green bonds achieved b+ (good)
Reporting
›
At least annual reporting on the use of
proceeds until full allocation
›
Description of underlying assets,
disbursements and expected impact
›
Quarterly reporting
on the use of proceeds until full
allocation
›
Final impact reporting for each year based on external
evaluation
provided
by
ZSW
4)
1)
Voluntary
Process
Guidelines
for
Issuing
Green
Bonds,
as
published
by
International
Capital
Market
Association,
dated
June
16,
2016
2)
CICERO:
Center
for
International
Climate
and
Environmental Research Oslo
3)
KfW EUR Green Bond 2014-2019 and
KfW USD Green Bond 2014-2019 rated by oekom Research AG
4)
ZSW: Center for Solar Energy and Hydrogen
Research Baden-Württemberg
nd
nd

Green Bond issuances

Green Bonds –
Made by
KfW
Highlights of KfW’s green
bond
issuances
›
KfW has
been
issuing
green
bonds
since
2014
›
2015:
5
bonds
amounting
to
EUR
3.7bn
(6%
of
total
funding)
›
EUR,
USD,
AUD,
GBP
and
SEK
with
potentially
more
currencies to
come
›
Large
and
liquid
sizes
in
benchmark
maturities
not
exceeding
the
average
duration
of
the
qualifying
assets
(2015:
8.6
years)
›
Comparable to other KfW bonds regarding structure, pricing, rating
›
88%
of
all
disbursement
requests
under
the
"Renewable
Energies –
Standard"
programme
in
2015
(EUR
4.2bn)
were
funded
by
KfW’s
green
bonds
20
Green
Bonds
-
Made
by
KfW
/
June
2016
Distribution of disbursements
by
renewable
energy
type (2015)
Geographical
distribution
of
disbursements
(2015)
wind (90%)
solar (8%)
biogas/-
mass (<1%)
other (2%)
Germany
(79%)
France
(12%)
Finland
(4%)
Italy (2%)
Other (3%)

Impact of EUR 1 million investment:

Impact of EUR 1 million investment:		

KFW

Green Bonds
-
Made by KfW
/ June 2016
800
tons
of
GHG
emission
reductions
(CO
2
-equivalents)
per
annum
69,000
EUR
of
savings
on
energy
imports
to
Germany
and
fossil
fuel costs per annum
22
jobs
created and/or secured
(person years)
94,000
EUR
of savings in external costs per annum
Values
are
based
on
numbers
evaluated
by
ZSW
and
internal
calculations.
Savings
in
GHG
emissions
are
based
on
"Renewable
Energies
–
Standard"
programme
impact 2010 -
2014 in Germany. Savings for energy imports to Germany and in fossil fuels, saved/created jobs and savings in external costs
are
based
on
"Renewable
Energies"
programme
impact
2010
-
2014
in
Germany.
Current
and
future
impact
might
be
different,
especially
for
projects outside Germany.
Estimated
Impact of
"Green Bonds –
Made by
KfW"
Environmental and
social
impact
based
on programme
evaluation
by
ZSW

Green Bonds –Made by
KfW
Overview
on issuances
and
reporting
Green
Bonds
-
Made
by
KfW
/
June
2016
Green Bonds
›
2 Green Bonds issued
in
EUR and
USD
›
Net proceeds
from
the
issuances
totalled
EUR
2.7bn
Use
of
proceeds
›
Available
for
the
full
year
ended
December
2014
Impact
›
Available
for
the
full
year
ended
December
2014;
based
on loan
programme
evaluation
by
ZSW
Reporting
›
5 Green Bonds issued
in
AUD, GBP, EUR, USD and
SEK
›
Net proceeds
from
the
issuances
totalled
EUR
3.7bn
Use
of
proceeds
›
Available
for
the
full
year
ended
December
2015
Impact
›
Will be
disclosed
once
ZSW has
evaluated
the
loan
programme
for
2015

2014: Reporting on the
Use
of
Proceeds
For
the
full
year
ended
December
31, 2014
23
Green Bonds -
Made by KfW / June 2016
Green Bonds –
Made by KfW
0
1
2
3
4
5
Total 4.1 bn
EUR
2.7 bn
EUR
wind (80%)
solar (17%)
biogas/-
mass (1%)
hydropower
(<1%)
other (2%)
Distribution of disbursements
by
renewable
energy
type (2014)
Geographical
distribution
of
disbursements
(2014)
2 green bonds
›
EUR 2.7bn
›
100% allocated
›
80% wind energy,
75% in Germany
›
›
5% of total
funding
›
Green bonds account for 5% of KfW's total funding which totalled to
EUR 57.4bn.
As of December 31, 2014, 100% of the net proceeds from the green bond issuances in 2014 were invested in KfW's programme
"Renewable Energies - Standard"
KfW issued two green bonds in 2014 – in EUR and USD.
Requests for Disbursements under KfW's "Renewable Energies
Programme – Standard" and green bond issue proceeds 2014
80% of the requests for disbursements were for wind energy, 17% for solar energy and the remainder for biogas/-mass, hydropower and others.
Germany
(75%)
France
(16%)
Sweden
(3%)
UK (3%)
Other (3%)
Net proceeds from the green bonds issued in 2014 amounted to
EUR 2.7bn.
75% of the financed projects were located in Germany. 22% were located in France, Sweden and the UK.

Number of loan commitments	
Volume of loan commitments (EUR	
Investments financed (EUR	
Average loan volume per commitment (EUR)	
Average investment financed	
Average share of financing	

Plant type

KFW

1
Values
are
based
on
programme
impacts
in
2014
in
Germany
–
with
numbers
evaluated
by
ZSW
–
and
internal
calculations;
impact
for
projects
outside
Germany
might
be
different.
2014: Reporting on the
Impact
Environmental and
social
impact
for
the
full
year
2014 based
on external
evaluation
by
ZSW
24
Green Bonds -
Made by KfW
/ June 2016
Impact
of
EUR
1
million
investment
in
“Green
Bonds
–
Made
by
KfW”
issued
2014
1
:
Commitments under KfW’s
programme
“Renewable Energies –
Standard” in 2014
4,805
mn)
3,786
Thereof outside Germany (EUR mn)
1,001
mn)
5,909
Thereof outside Germany (EUR mn)
1,886
787,910
per commitment (EUR)
1,229,780
64%
Installed electrical power supported in 2014
MW
el
Biogas
5.5
Solid biomass
0.1
Photovoltaic energy
570.3
Hydropower
11.0
Wind energy onshore
3,082.5
Total
3,669.4
Annual electricity
production
TWh
7.0
›
1,271 tons
of
GHG emission
reductions
(CO2-equivalent) p.a.
›
EUR 67,155 of
savings
on energy
imports
to
Germany and
fossil fuel
costs
p.a.
›
25 jobs
created
and/or
saved
(person
years)
›
EUR 129,606 of
savings
in external
costs
p.a. (e.g. by
avoiding
environmental and
health
damage)
Values
are
based
on
programme
impacts
in
2014
in
Germany
–
with
numbers
evaluated
by
ZSW
–
and
internal
calculations;
impact
for
projects
outside
Germany
might
be
different.

2015: Reporting on the
Use
of
Proceeds
For
the
full
year
ended
December
31, 2015
25
Green Bonds -
Made by KfW / June 2016
Green Bonds –
Made by KfW
0
1
2
3
4
5
Total 4.2 bn
EUR
3.7 bn
EUR
wind (90%)
solar (8%)
biogas/-
mass (<1%)
other (2%)
Distribution of disbursements
by
renewable
energy
type (2015)
Geographical
distribution
of
disbursements
(2015)
5 green bonds
›
EUR 3.7bn
›
Net proceeds from the green bonds issued in 2015 amounted to EUR
3.7bn.
100% allocated
›
90% wind energy,
79% in Germany
›
With 98%, the majority of all requests for disbursements were related to projects for the use of wind energy (90%) and solar energy (8%).
›
79% of the financed projects were located in Germany. 21% were located in France, Finland, Italy, the UK, the Netherlands, Austria,
Canada and Ireland.
6% of total
funding
›
Germany
(79%)
France
(12%)
Finland
(4%)
Italy (2%)
Other (3%)
KfW issued five green bonds in 2015 – thereof three new currencies:
AUD, GBP and SEK.
As of December 31, 2015, 100% of the net proceeds from the green bond issuances in 2015 were invested in KfW's programme
"Renewable Energies - Standard"
Green bonds account for 6% of KfW's total funding which totalled to
EUR 62.6bn.
Requests for Disbursements under KfW's "Renewable Energies
Programme – Standard" and green bond issue proceeds 2015

Key figures on KfW and its funding programme

Green Bonds -
Made by KfW / June 2016
Key financial figures of KfW Group (IFRS)
Solid business performance
(1)
Calculated
voluntarily
for
internal
purposes
on
the
basis
of
relevant
legal
regulations.
2013:
Basel
II
regime;
2014,
2015:
Basel
III
regime.
27
2013
2014
2015
Business
activities
(in
EUR
bn)
–
for
the
period
Promotional business volume
72.5
74.1
79.3
Income
statement
key
figures
(in
EUR
mn)
–
for
the
period
Operating result before valuation & promotional activities
2,302
2,023
2,066
Consolidated profit
1,273
1,514
2,171
Consolidated profit before IFRS effects from hedging
1,299
1,467
1,900
Balance
sheet
(in
EUR
bn)
–
at
the
end
of
the
period
Total assets
464.8
489.1
503.0
Equity
20.5
21.6
25.2
Volume of business
545.4
572.5
587.2
Key
regulatory
figures
(in
%)
(1)
–
at
the
end
of
the
period
Tier 1 capital ratio
20.6%
14.1%
18.3%
Total capital ratio
22.3%
15.1%
18.4%

Business performance
Green
Bonds
-
Made
by
KfW
/
June
2016
Total
promotional
business
volume
in EUR bn
›
About 2/3 domestic and
1/3 international business.
›
Stable development over
the years.
›
Rising share of
international business.
Total assets
in EUR bn
›
Rise in total assets.
›
Increased liquidity
maintenance due to
exchange rate.
›
Germany’s
3
rd
largest
credit institution in terms of
total assets.
Consolidated
profit
in EUR bn
›
Result
far
above
the
sustainable yield
potential.
›
Increased net interest
income despite low
interest rate environment.
›
Very good valuation result
due to non-recurring
effects.
Capital ratios
in %
›
Increase in capital ratios due
to improved risk mapping
and the 2015 annual result.
›
Decrease in 2014 mainly
due to transition to Basel III
supervisory regime.
›
Clear compliance with
current capital requirements.
495
509
465
489
503
2011
2012
2013
2014
2015
2.1
2.4
1.3
1.5
2.2
2011
2012
2013
2014
2015
20.6
Total
70.4
73.4
72.5
74.1
79.3
2011
2012
2013
2014
2015
17.8
20.6
22.3
15.1
18.4
2011
2012
2013
2014
2015
15.4
18.2
20.6
14.1
18.3

Explicit and direct guarantee from the
Federal Republic of Germany
Basis of KfW’s
funding
§1a of the Law concerning KfW:
The Federal Republic guarantees all obligations of KfW
in respect of loans extended to and debt securities issued by KfW, fixed forward transactions or options entered into by
KfW and other credits extended to KfW as well as
credits extended to third parties inasmuch as they are expressly guaranteed by KfW.
›
Guarantee established in 1998
›
Defined by law
›
Direct, explicit and unconditional
Green
Bonds
-
Made
by
KfW
/
June
2016

KfW’s
funding: three pillar strategy
A well-structured range of products offers suitable opportunities for various investors’
needs
Green
Bonds
-
Made
by
KfW
/
June
2016
›
Large and liquid bonds in
EUR and USD
›
At least 3, 5 and 10 year
benchmark maturities each
year
›
Target benchmark sizes:
›
EUR 3 –
5 bn
›
USD 3 –
5 bn
›
Large and liquid bonds
›
in non-benchmark maturities
with or without call option
(EUR and USD)
›
in strategic markets
(GBP, AUD, SEK, JPY,
CNH, NOK, CHF …)
›
in further currencies
›
Green Bonds
›
Other structured public
bonds in various currencies
›
Customized bonds for
investor needs
›
Flexible in currency,
structure and maturity
2015: 11 transactions
2015: 97 transactions
2015: 67 transactions
Other public transactions
Private placements
Benchmark programme
2015: EUR 62.6 bn
2016 target: EUR 70 –
75 bn
62%
31%
7%

Green Bond portfolio of KfW

Green
Bonds
-
Made
by
KfW
/
June
2016
Green Bond Portfolio
Motivation and goals
KfW’s
long-term goal is an active contribution to the global reduction of environmental pollution and climate change, through alternative funding of sustainable projects via the capital market.
The portfolio is backed by the Federal Ministry for the Environment, Nature Conservation,
Building and Nuclear Safety (BMUB).
KfW actively supports the green bond market with the development of qualitative standards and an engagement process with market participants.
In the
upcoming
3-4 years, KfW plans
to
acquire
green
bonds
with
a total value
of up
to
EUR 1 bn.
As of December 31, 2015, KfW has already invested EUR 281mn in green bonds.

Green Bonds -
Made by KfW / June 2016
Green Bond Portfolio
Field of activity
and minimum
criteria
›
Renewable
energy
funding
›
Energy efficiency projects
›
Environmental friendly transportation
›
Waste industry
›
(Waste-) water-management
›
Biodiversity measures
›
Other refinancings
with a positive impact on climate and environmental protection
KfW seeks to contribute to the realization of projects in the fields of:
›
Transparent process
of funds
allocated, and a competent
project
selection
›
A
clear description of the projects refinanced (including goals and, if possible, projected impacts)
›
A
frequent
public
reporting
as
well
as
an independent
second
opinion
Beforehand,  KfW obligatorily
checks
the
following
minimum
criteria:

Green Bonds -
Made by KfW / June 2016
Green Bond Portfolio
Key portfolio
figures
›
KfW will invest in the following fixed income securities:
›
Sovereigns and regions
›
Supranationals, agencies and other state-owned or partially state-owned institutions
›
Financials
›
Corporates
›
Covered bonds and “Pfandbriefe”
›
ABS (senior tranches only)
›
Potential currencies will be USD, EUR and a selection of European currencies.
›
An investment-grade rating is mandatory.

Contact
Green Bonds -
Made by KfW / June 2016
Treasurer of KfW:
Ext.
Dr.
Frank Czichowski
-
2165
Capital Markets:
Petra Wehlert
-
4274
Otto Weyhausen-Brinkmann
-
4652
Alexander Liebethal
-
4656
Investor Relations:
Jürgen Köstner
-
3536
Nicolas Pfuhl
-
8623
Sabrina Albert
-
8955
Serviceline
-
2222
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KfW Group
Palmengartenstrasse
5–9
60325 Frankfurt am Main
Phone
+49
69
7431
-
Ext
Fax
+49
69
7431
-
3986
Investor.relations@kfw.de
Bloomberg: KfW<GO>
www.kfw.de/investor-relations

Disclaimer
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC website at www.sec.gov. KfW’s prospectus supplement relating to the bonds is available through the following link:
http://www.sec.gov/Archives/edgar/data/821533/000104746915008391/a2225796z424b3.htm .
KfW’s base prospectus relating to SEC-registered notes is available through the following link:
http://www.sec.gov/Archives/edgar/data/821533/000104746915008388/a2225819z424b3.htm .
Alternatively, the issuer will arrange to send you the prospectus, which you may request by calling collect 1-800-292-0049 (for the operator) and then 069-7431-2222
(for KfW’s
Investor
Relations Team) or by emailing investor.relations@kfw.de.
Green
Bonds
-
Made
by
KfW
/
June
2016

Green
Bonds
-
Made
by
KfW
/
June
2016
Photo
credits/references
Titel
slide: full-page image / FischerAppelt
/ -
Slide 3: full-page image / KfW / Stephan Sperl
Slide 4, Picture 1:
KfW Photo Archive
/ Rüdiger Nehmzow
Slide 4, Picture 2: KfW Photo Archive
/ Angelika Kohlmeier
Slide 4, Picture 3: KfW Photo Archive
/ -
Slide 5, Picture
1: KfW Photo Archive
/ -
Slide 5, Picture 2: KfW Photo Archive
/ Jens Steingässer
Slide 5, Picture
3: KfW Photo Archive
/ Bernhard Schurian
Slide 5,
Picture 4: KfW Photo Archive / photothek.net
Slide 5, Picture 5: KfW / Jens Steingässer
Slide 8: full-page image / KfW / Stephan Sperl
Slide 11: KfW Photo Archive / Thomas Klewar
Slide 13: Shutterstock.com / dotshock
Slide 14: WindStrom
Erneuerbare
Energien
GmbH & Co. KG / -
Slide 15: HP-T Höglmeier
Polymer-Tech GmbH & Co. KG / Werner Röthlingshöfer
Slide 19: full-page image / KfW / Stephan Sperl
Slide 20: FischerAppelt
/ -
Slide 26: full-page image / KfW / Stephan Sperl
Slide 29: Deutscher
Bundestag / Lichtblick
/ Achim Melde
Slide 31: full-page image / KfW / Stephan Sperl